Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 205481) of The Kraft Heinz Company (Successor) of our report dated March 7, 2014, except for the effects of the changes in accounting discussed in Note 1 and the effects of the change in the composition of reportable segments discussed in Note 20, as to which the date is March 3, 2016, relating to the financial statements and financial statement schedule of H.J. Heinz Company (Predecessor), which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
March 3, 2016